Exhibit 23.1

Wells Ffargo Center
1700 Lincoln Street, Suite 1400
Denver, CO 80203-4514
303.861.4545 Fax 303.832.5705 www.bkd.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-153064, including post-effective amendments thereto) of First Interstate BancSystem, Inc. of our report dated June 23, 2009, relating to the statements of net assets available for plan benefits of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as of December 31, 2008, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2008, and the related supplemental schedule as of December 31, 2008, which report appears in the December 31, 2008, Annual Report on Form 11-K of First Interstate BancSystem, Inc.
/s/ BKD, llp
Denver, Colorado
June 23, 2009